EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT dated January 29, 1997 (the "Employment Agreement"), by and among THE WELLCARE MANAGEMENT GROUP, INC., a New York corporation with its principal place of business at Park West/Hurley Avenue Extension, Kingston, New York 12401 (the "Company"), and Mary Lee Campbell-Wisley, residing at 7 Normandy Court, West Hurley, New York 12491 (the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company.

     WHEREAS, the Company desires to restrain the Employee from competing with it.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto, intending to be legally bound, agree as follows:

     1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment with the Company, upon the terms and conditions set forth in this Employment Agreement, for the period commencing on the date hereof (the "Effective Date") and ending January 28, 2000 (the "Expiration Date"), unless sooner terminated in accordance with the provisions of Section 4 (such period being referred to herein as the "Employment Period").

     2. EMPLOYEE'S RESPONSIBILITY AND PERFORMANCE.

     2.1 During the Employment Period, the Employee shall serve in the capacity of and hold the title of Executive Director of WellCare of New York, Inc. with the primary responsibility to assist the President of WellCare of New York, Inc. in managing and leading the day-by-day activities of the HMO operations of WellCare of New York, Inc., a New York State certified health maintenance organization and a wholly-owned subsidiary of the Company managed by the Company (the "WellCare HMO"), and shall be subject to the supervision of, and shall have such authority as is delegated to her by, the President/COO of the Company consistent with such position. The President/COO of the Company may alter the Employee's position through a promotion upon acceptance of the Employee. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities normally

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

inherent in such position and such other duties and responsibilities as the President/COO of the Company shall from time to time reasonably assign to her consistent with such position.

     2.2 During the Employment Period, the Employee shall devote her full business time and attention to the discharge of her duties and responsibilities hereunder and shall be based in Kingston, New York. The Employee agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of the Company, and any reasonable changes therein which may be adopted from time to time by the Company, as such rules, regulations, instructions, personnel practices and policies may reasonably be applied to employees of the Company.

     2.3 During the Employment Period and for a period thereafter, as set forth in Section 6.1, the Employee shall not compete with the Company, as specifically provided for in Section 6.

     3. COMPENSATION; BONUS; BENEFITS.

     3.1 Salary. During the Employment Period, the Company shall pay the Employee, in installments consistent with the Company's usual payroll practices, an annual base salary of $145,000, which amount shall be subject to review as provided in this Section 3.1. In the event that the Employee is, or is to be, employed for less than a full payroll installment period, such installment of the annual base salary shall be appropriately adjusted.

     3.2 Stock Options.

          (a) To provide the Employee with an incentive to become employed by the Company, which incentive provides the Employee with a proprietary interest in the Company through ownership of Common Stock, $.01 par value, of the Company (the "Common Stock"), subject to the approval of the Compensation Committee which is charged with administering the Company's 1993 Incentive and Non-Incentive Stock Option Plan (the "Plan"), which approval the Company will recommend and use its best efforts to cause, and subject to the execution and delivery of Stock Option Agreements (as such term is defined herein), the Company shall grant Employee:

               (i) promptly following the execution and delivery of this Employment Agreement, the Company agrees to grant to the Employee a five-year option under the Plan, to purchase 45,000 shares of Common Stock hereunder at an exercise price equal to the closing sale price of Common Stock on January 29,1997. Such options shall include both incentive and non-incentive stock options, the exact number of incentive options to be equal to ($100,000/per share exercise price of the options) x3) with the

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

          balance of the options to be non-incentive options. Such options shall have the terms and conditions set forth in the forms of incentive and non-incentive stock option agreements annexed hereto as Exhibit 3.2(a)(i).

     3.3 Benefits. As of the Effective Date and during the Employment Period, the Employee shall be entitled to participate in the benefit programs available to employees in senior management positions at the Company (the "Executive Benefit Plans") from time to time in a manner and amount consistent with the Company's employment policies in effect from time to time. Such Executive Benefit Plans currently include those listed on Schedule 3.3. The Employee shall be entitled to participate in, and receive the benefits of, any Executive Benefit Plan as of the Effective Date, subject to any eligibility or waiting periods with respect thereto.

          (a) Life Insurance: A standard rated premium policy in the amount of $362,500.00.

          (b) Disability Insurance: In lieu of long-term disability insurance, the Company will reimburse Employee the cost of employee's prior obtained long term disability insurance throughout the term of her employment with the Company, not to exceed $ 123.47 per month.

     3.4 Vacation; Sick Leave. During the Employment Period, the Employee shall be entitled to four (4) weeks paid vacation during each twelve-month period and to sick leave as is consistent with the Company's employment policies in effect from time to time.

     3.5 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable expenses incurred or paid by the Employee in connection with, or related to, the business of the Company and the performance of her duties, responsibilities or services under this Employment Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request.

     3.6 Car Allowance. A company automobile. Lease payments of company automobile are not to exceed $550.00 per month. Service of vehicle will be the responsibility of Employee to obtain and maintain and shall be reimbursable by WellCare according to company policy. Mileage incurred as a direct result of travel on behalf of WellCare shall be reimbursable by WellCare at the rate of $0.12 per mile.

     3.7 Relocation Expenses. The Company shall pay the Employee a one time sum of $__________ less applicable deductions, to reimburse employee for relocation and moving expenses.

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     4.  EMPLOYMENT  TERMINATION.  The employment of the Employee by the Company pursuant to this Employment Agreement may be terminated by the Company upon the occurrence of any of the following:

     4.1 Expiration of the Employment Period in accordance with Section 1.

     4.2 At the election of the Company, for Cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.2, "Cause" for termination shall be deemed to exist solely in the event of:

          (a) the Employee's engaging in any act, including but not limited to any act of "Moral Turpitude" (as defined below), that is materially damaging or detrimental to, the Company or any of its subsidiaries (including WellCare of New York, Inc. ("WellCare-NY") and WellCare of Connecticut, Inc. ("WellCare-CT")) or its affiliates, or the business or reputation of the Company or any of its subsidiaries (including WellCare-NY and WellCare-CT) or its affiliates;

          (b) any material breach of the Employment Agreement by the Employee which is not cured by the Employee (to the extent curable without adverse effect on the Company) within 30 days after written notice by the Company to the Employee setting forth a description of such material breach;

          (c) the indictment of the Employee for any felony; or

          (d) the neglect by the Employee in performing her material duties under this Employment Agreement which is not cured by the Employee within 30 days after written notice by the Company to the Employee setting forth a description of such neglect.

For purposes hereof, "Moral Turpitude" shall mean (A) a knowing breach or violation of any applicable law, (B) a civil fraud or deceit, (C) a material misstatement or omission of fact or (D) intentional misconduct.

     4.3 At the election of the Company, without Cause, upon sixty (60) days' prior written notice to the Employee.

     4.4 Immediately upon the death or disability of the Employee. As used in this Employment Agreement, "Disability" shall mean the complete inability to perform the material services contemplated under this Employment Agreement for a period of ninety (90) consecutive days or one hundred twenty (120) days in any calendar year. A determination of Disability shall be made by a physician satisfactory to the Company.

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     4.5 At the election of the Employee,  for any reason, upon sixty (60) days'
prior written notice to the Company.

     4.6 At the election of the Company upon ten (10) days' prior written notice to the Employee, if pursuant to the regulations promulgated under Article 44 of the new York Public Health Law, the New York State Department of Health undertakes a character and competency review of the Employee as an officer of the Company, in its capacity as the management contractor of WellCare of New York, Inc. ("WellCare-NY"), and as a result of such review the Company receives notice of a determination that the Employee is of unsatisfactory character, competence or standing in the community.

     5. EFFECT OF TERMINATION.

     5.1 Termination by the Company for Cause or Termination by the Employee. In the event the Employee's employment is terminated by the Company pursuant to
Section 4.2 or 4.5, the Company shall pay to the Employee the salary and benefits otherwise payable to her under Section 3 through the last day of her actual employment by the Company.

     5.2 Termination by the Company Without Cause. In the event the Employee's employment is terminated by the Company pursuant to Section 4.3:

          (a) if within the period January 29, 1997 through January 28, 1998, the Company shall pay to the Employee, nine months salary and maintain the benefits otherwise payable to the Employee under Section 3.3 for a nine month period, provided the Employee executes a full release of claims against the Company

          (b) if within the period January 29, 1998 through January 28,1999, the Company shall pay to the Employee, six months salary and maintain the benefits otherwise payable to the Employee under Section 3.3 for a six month period, provided the Employee executes a full release of claims against the Company;

          (c) if within the period January 29, 1999 through October 31, 1999, the Company shall pay to the Employee, three months salary and maintain the benefits otherwise payable to the Employee under Section 3.3 for a three month period, provided the Employee executes a full release of claims against the Company;

     5.3 Termination for Death or Disability. In the event that the Employee's employment is terminated by the Company pursuant to Section 4.4, the Company shall pay, in the case of the Employee's death, to the estate or designated beneficiaries of the

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Employee,  or,  in  the  case  of  the  Employee's  Disability,   to  her  legal
representatives, the salary and benefits to which the Employee would otherwise be entitled under Section 3 through the last day of her actual employment.

     5.4 Termination by the Company following the New York State Department of Health's Non-approval of Character and Competency of the Employee. In the event the Employee's employment is terminated by the Company pursuant to Section 4.6, the Company shall pay to the Employee the salary and benefits otherwise payable to her under Section 3 through the last day of her actual employment by the Company.

     6. NON-COMPETE

     6.1 The Employee, whether as employee, partner, joint venturer, officer, director, manager, consultant, advisor, owner (direct or indirect) of more than one percent (1%) of the stock or equity interest of a corporation or other entity or otherwise, shall not, during the Employment Period and for a period of one (1) year after the Expiration Date:

          (a) engage directly or indirectly in, or permit any entity controlled by such person or entity to engage directly or indirectly in, any managed health care or health insurance business or venture (including, without limitation, a self-insured employer, insurer, employee welfare benefit plan, health service corporation or other managed care payor organization, a health maintenance organization, preferred provider organization, physician- hospital organization or provider organization or network, a third-party administrator, an independent practice association, a health care alliance, a hospital or other health care facility, or another individual or entity that, directly or indirectly, provides, finances, manages or administers health care services) that is in competition with any of the businesses carried on by the Company or any of its subsidiaries or affiliates in (i) those areas within the State of New York where the Company is engaged in the delivery of its products and services, or (II) in the State of Connecticut; or

          (b) recruit or otherwise solicit or induce any employee of the Company or any of its subsidiaries (including WellCare-NY and WellCare-CT) or affiliates to terminate her employment with, or otherwise terminate her relationship with, the Company or any of its subsidiaries (including WellCare-NY and WellCare-CT) or affiliates, as the case may be.

     6.2 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, in too broad a geographic area or for any other reason, it shall be interpreted to extend only to the maximum extent, whether period of time, range of activities, geographic area or other terms, as to which it may be enforceable.

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     7 PROPRIETARY INFORMATION

     7.1 The Employee acknowledges that her relationship with the Company is one of high trust and confidence and that in the course of her employment by the Company she will have access to and contact with "Proprietary Information" (as defined below). The Employee agrees that she will not (except in the performance of her duties for the Company), during the Employment Period or at any time thereafter, disclose, communicate or divulge, in whole or in part, to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, or use for her benefit or the benefit of any such other person, firm, corporation, association or entity, any Proprietary Information. For purposes of this Employment Agreement, "Proprietary Information" shall mean (i) any and all (A) methods, processes, manuals, trade secrets, know-how, inventions and other proprietary information used by the Company or any of its subsidiaries or affiliates in the conduct of their respective businesses, (B) software owned or used by the Company or any of its subsidiaries or affiliates, and (C) improvements, enhancements, modifications, updates and corrections with respect to any of the foregoing, as and when same are released, (II) any and all information, data, forms, policies, procedures, manuals, customer lists, documents, files, surveys and materials of any kind created, owned or provided by the Company or any of its subsidiaries or affiliates, (iii) any and all information or data affecting or relating to the business or financial affairs of, or other information relating to, the Company or any of its subsidiaries or affiliates or any customer or client thereof (including, without limitation, the names of its customers, prices and rates, and any health care information pertaining to subscribers thereof), and (iv) any derivative works based on any of the foregoing information, data or materials described in clauses (i) through
(iii) above.

     7.2 The Employee's obligations under Section 7.1 shall not apply to any information that:

          (a) is or becomes known to the general public under circumstances involving no breach by the Employee of the terms of Section 7.1;

          (b) is generally disclosed to third parties by the Company without restriction on such third parties; or

          (c) is approved for release by written authorization of the Board; provided, however, that a breach of any obligation under Section 7.1 shall not be cured by the subsequent occurrence of any of the foregoing exceptions.

     7.3 Upon termination of this Employment Agreement or at any other time upon request by the Company, the Employee shall promptly deliver to the Company all Proprietary Information, including all records, files, memoranda, notes, reports, price lists, customer lists, plans, tapes, computer diskettes and any other documents (and all copies or

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reproductions  of such materials in her  possession or control)  relating to the business of the Company and its subsidiaries and affiliates.

     8. INJUNCTIVE RELIEF. The restrictions contained in Sections 6 and 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of Sections 6 and 7 will cause the Company substantial and irreparable damage and therefore, in the event of any such breach, the remedies at law will be inadequate, and in addition to such other remedies which may be available, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may deem appropriate. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

     9. REPRESENTATIONS.

     9.1 The Employee hereby represents to the Company that she is legally entitled to enter into this Employment Agreement and to perform the services contemplated herein.

     9.2 The Company hereby represents to the Employee that this Employment Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights.

     10. NOTICES. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by telecopier (confirmed thereafter by certified mail) to the parties at the following addresses or such other addresses as shall be specified by the parties by like notice:

                               if to the Company:

                       The WellCare Management Group, Inc.
                        Park West/Hurley Avenue Extension
                               Kingston, NY 12401
               Attention: Joseph R. Papa, Chief Operating Officer
                        Telecopier Number: (914) 338-0566

                               if to the Employee:

                            Mary Lee Campbell-Wisley
                                7 Normandy Court
                              West Hurley, NY 12491

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     Notice so given  shall (in case of  notice so given by  certified  mail) be deemed to be given and received on the fifth calendar day after posting and (in case of notice so given by telecopier or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

     11. INDEMNIFICATION. The Company agrees to indemnify the Employee with respect to matters arising in connection with her employment by the Company to the fullest extent permitted by the New York Business Corporation Law.

     12. SETTLEMENT OF CONTROVERSY OR CLAIM. Any controversy or claim arising out of or relating to this Employment Agreement, or breach thereof, shall be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association and the judgement on the award rendered may be entered in any court having jurisdiction thereof. The prevailing party in any such proceeding shall be entitled to reimbursement of its costs and expenses (including reasonable attorney's fees) in connection with such proceedings.

     13. ATTORNEYS' FEES AND COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Employment Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

     14. GOVERNING LAW. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws provisions.

     15. MISCELLANEOUS.

     15.1 Assignment. The obligations of the Employee are personal and may not be assigned by her.

     15.2 Headings. The article and section headings of this Employment Agreement are for convenience of reference only and shall not be deemed to alter or affect provisions hereof.

     15.3 Waivers. Neither the failure nor any delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof or preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     15.4 Binding Effect. Subject to the provisions of Section 15.1, all the terms and provisions of this Employment Agreement shall be binding upon and inure to the benefit of and be enforced by the Company and the Employee and the legal representatives of the

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Employee  and the  Company  and the  respective  successors  and  assigns of the parties hereto. The Employment Agreement shall not run to the benefit of or be enforceable by any person other than a party to this Employment Agreement and subject to the provisions of Section 15.1, the successors, assigns and legal representatives..

     15.5 Entire Agreement. This Employment Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Employment Agreement.

     15.6 Validity. The invalidity, illegality, or unenforceability of any particular provision of this Employment Agreement shall not affect any other provisions hereof, and this Employment Agreement shall be construed in all other respects as if such invalid, illegal, and unenforceable provisions were omitted.

     15.7 Counterparts. This Employment Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.8 No Conflict. Each of the parties does hereby represent and warrant to the other that nothing herein conflicts with or shall cause a default under any document, agreement, instrument or other writing to which said party is a party or by which said party is bound.

     15.9 Publicity. Neither party shall have the right to disclose to third parties the terms and conditions of this Employment Agreement, including its existence, without the express prior written consent of the other party, except as may be required by applicable law, including United States securities laws, rules and regulations. Neither party shall originate any publicity, news release or public announcement, written or oral, whether to the public or press, stockholders or otherwise, relating to the terms of this Employment Agreement, including its existence, the subject matter to which it relates, performance under it, or any of the specific terms or conditions to any amendment hereto or performance hereunder except such announcements as in the opinion of the counsel for the party making such announcement are required by law. If a party decides to make an announcement which it believes to be required by law with respect to this Employment Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

     15.10 Pronouns. Whenever the context may require, any pronouns used in this Employment Agreement shall include corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     15.11 Amendment. This Employment Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

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     15.12  Survival.  The  provisions  contained in Sections 5 through 12 shall survive any expiration or termination of this Employment Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year set forth above.


                                        THE WELLCARE MANAGEMENT GROUP, INC.



                                        By:  /s/ Joseph R. Papa
                                           --------------------------------
                                             Joseph R. Papa, President/COO



                                        Date:
                                             ------------------------------

                                        EMPLOYEE

                                        /s/ Mary Lee Campbell-Wisley
                                        -----------------------------------
                                            Mary Lee Campbell-Wisley


                                        Date:
                                             ------------------------------

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                                                                 Schedule 3.3 to
                                                            Employment Agreement

EXECUTIVE BENEFIT PLANS*

     Vacation:                     Twenty (20) days per calendar year

     Company Paid Holidays:        Ten (10) days per calendar year

     Sick Time:                    Five (5) days per calendar year

     Personal Time:                Five (5) days per calendar year


     Health Insurance:             Full   family   coverage   provided   through
                                   WellCare of New York, Inc.

     Auto Allowance:               $550.00 per month.

     Mileage:                      For    business-related    use   of   Company
                                   automobile, mileage is reimbursed at the rate of $0.12 per mile.

     Dental Insurance:             Available  the first of the  month  following
                                   the   completion   of  six  (6)   months   of
                                   employment through The Guardian. Employee shares with WellCare the cost of coverage as follows:

          Single Coverage:                   $2.31 per biweekly payroll
          Employee and Spouse:               $11.37 per biweekly payroll
          Employee and Child/Children:       $9.92 per biweekly payroll
          Family Coverage:                   $18.98 per biweekly payroll

     401(k) Profit Sharing Plan and Trust:

                                   Available the first of the month following the completion of twelve (12) months of employment and one thousand (1,000) hours of work.

*Please also refer to The WellCare Management Group, Inc. Personnel Policy and Practice Manual.

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